Exhibit 99.1

Cerus Signs Agreement to Acquire INTERCEPT Blood System Asian Commercial Rights from BioOne

Cerus to Consolidate Worldwide Commercial Rights to INTERCEPT Platelets, Plasma and Red Blood Cells

CONCORD, Calif.—(BUSINESS WIRE)—Aug 24, 2010—Cerus Corporation (NASDAQ: CERS) announced today that it has signed an agreement to acquire BioOne Corporation’s commercialization rights for the INTERCEPT Blood System for platelets and plasma, subject to approval of the transaction by BioOne’s shareholders. In 2004 and 2005, Cerus and its partner at the time, Baxter International, licensed the commercialization rights for INTERCEPT platelets and plasma to BioOne for an Asian territory, which included China, Japan, Taiwan, Singapore, Korea, Thailand and Vietnam. Cerus holds the commercialization rights for the INTERCEPT red blood cell system for this region.

Under terms of the agreement, BioOne will receive approximately 1,170,000 shares of Cerus’ common stock valued at approximately $3.08 per share, and Cerus will relinquish its equity interest in BioOne.

“We believe there is great market potential for INTERCEPT in Asia and that regaining the platelet and plasma rights from BioOne will allow us to pursue a different business strategy and potential partnerships for all three programs,” said Claes Glassell, Cerus’ president and chief executive officer.

ABOUT CERUS

Cerus Corporation is a biomedical products company focused on commercializing the INTERCEPT Blood System to enhance blood safety. The INTERCEPT system is designed to reduce the risk of transfusion-transmitted diseases by inactivating a broad range of pathogens such as viruses, bacteria and parasites that may be present in donated blood. The nucleic acid targeting mechanism of action allows INTERCEPT treatment to inactivate both established transfusion threats, such as hepatitis, HIV, West Nile virus and bacteria, as well as emerging pathogens such as influenza, malaria and dengue. Cerus currently markets and sells the INTERCEPT Blood System for both platelets and plasma in Europe, Russia, the Middle East and selected countries in other regions around the world. The INTERCEPT red blood cell system is in clinical development. Visit http://www.cerus.com for more information.

INTERCEPT and INTERCEPT Blood System are trademarks of Cerus Corporation.

This press release contains forward-looking statements. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements, including, without limitation, statements relating to approval of the agreement by BioOne shareholders, the market potential for the INTERCEPT Blood System in Asia and to the pursuit of new strategies and partnerships for the INTERCEPT Blood System. Words such as “believe” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon the company’s current expectations. Actual results could differ materially from these forward-looking statements as a result of certain factors, including, without limitation, risks related to whether the agreement will be approved by BioOne shareholders, risks associated with the commercialization and market acceptance of the INTERCEPT Blood System, as well as other risks detailed in the Cerus’ filings with, the Securities and Exchange Commission (SEC), including in Cerus’ quarterly report on Form 10-Q for the quarter ended March 31, 2010, filed with the SEC on May 12, 2010. No pathogen inactivation system has been shown to inactivate all pathogens. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Cerus does not undertake any obligation to update any forward-looking statements as a result of new information, future events, changed assumptions or otherwise.

Contact:

Kevin D. Green

Vice President, Finance & CAO

Cerus Corporation

(925) 288-6138